Exhibit 10.1

LOAN PROCEEDS PARTICIPATION AGREEMENT

This Loan Proceeds Participation Agreement (this “Agreement”) is entered into by and between Emmis Operating Company, an Indiana corporation (“Emmis”), and MediaCo Holding Inc., an Indiana corporation (“MediaCo”), effective as of April 22, 2020.  Emmis and MediaCo shall sometimes be referred to individually as a “Party” and together as “Parties”.

WHEREAS, Emmis and MediaCo are parties to an Employee Leasing Agreement effective as of November 25, 2019 (the “Employee Lease”), whereby MediaCo leases certain employees of Emmis who work in MediaCo’s New York, NY radio stations, WBLS-FM and WQHT-FM (the “Leased Employees”); and

WHEREAS, pursuant to the Employee Lease, MediaCo reimburses Emmis for Emmis’ expenses related to the Lease Employees; and

WHEREAS, Emmis has applied for, and on April 13, 2020 secured, a Four Million Seven Hundred Fifty-Three Thousand Three Hundred Dollars ($4,753,300.00) loan with STAR Financial Bank (the “Loan”) under the Paycheck Protection Program, which is a part of the Coronavirus Aid, Relief and Economic Security Act and the provisions of the Act and the rules, regulations and guidance applicable to loans thereunder, as amended from time to time (collectively, the “PPP”);

WHEREAS, the purpose of the Loan is allow borrowers to use the Loan proceeds to cover certain permitted expenses of the PPP, including payroll expenses (collectively, the “Permitted Uses”); and

WHEREAS, to the extent that Emmis meets certain criteria under the PPP with respect to employment of its employees, including the Leased Employees, during the period ending as of June 8, 2020 (the “Measurement Period”), an amount equal to eight (8) weeks of Permitted Uses may be forgiven under the PPP; and

WHEREAS, Emmis’ application for the Loan included payroll expenses related to the Leased Employees, making One Million Five Hundred Thousand Dollars ($1,500,000) of the Loan attributable to expenses reimbursed by MediaCo under the Employee Lease (such amount, the “MediaCo Allocation”); and

WHEREAS, Emmis is willing to enter into this Agreement on the condition that Standard General L.P., a Delaware limited partnership, on behalf of all the funds for which it serves as an investment advisor (“SG”) guaranty the reimbursement obligations of MediaCo hereunder; and

WHEREAS, except to the extent that Emmis is required to repay any portion of the Loan, including any repayment in part, Emmis has agreed that MediaCo shall be given credit for, and not required to reimburse Emmis under the Employee Lease to the extent of, the MediaCo Allocation pursuant to the terms and conditions of this Agreement.  Accordingly, the Parties agree as follows:

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1.Use of Loan Proceeds.  Emmis agrees that it will make commercially reasonable efforts to use the Loan for Permitted Uses and in a manner that maximizes the ability to have the Loan forgiven under the PPP.

2.Reduction of Reimbursement Obligation.  Emmis agrees to waive MediaCo’s obligation to reimburse Emmis under the Employee Lease, on a payroll by payroll basis, in an amount equal to the amount by which Emmis during the Measurement Period applies the Loan proceeds to payroll costs for the Leased Employees in accordance with the loan forgiveness provisions of the PPP, and agrees to continue such waiver of the reimbursement amount under the Employee Lease after the expiration of the Measurement Period, on a payroll by payroll basis, until an amount equal to the full MediaCo Allocation has been waived.

3.Repayment of Loan Proceeds.  To the extent that Emmis is required at any time for any reason to repay any portion of the Loan, MediaCo agrees that it will pay Emmis, on or before the date Emmis is required to make the repayment, Thirty-One and Fifty-Sixth Hundredths percent (31.56%) of the amount required to be repaid, including a one percent (1%) interest rate calculated consistent with the Promissory Note by Emmis in favor of STAR Financial Bank dated April 13, 2020; provided, that the amount that MediaCo is required to repay pursuant to this Section 3 shall not exceed the amount of the proceeds of the Loan that was used to pay expenses allocated to MediaCo.

4.Maintenance of Employees and Compensation.  Emmis and MediaCo each agree to use commercially reasonable efforts to maintain the number of employees and wages paid in order to maximize the portion of the Loan that is eligible to be forgiven under the PPP.

5.Employee Lease.  Except as explicitly set forth hereunder, the terms and conditions of the Employee Lease continue in full force and effect.

[signatures appear on following page]

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IN WITNESS HEREOF, the Parties have caused this Agreement to be executed in their respective names by their duly authorized representatives as of the date first written above.

Emmis Operating Company

By:  /s/ J. Scott Enright

Name:  J. Scott Enright

Title:  EVP/GC/Sec.

MediaCo Holding Inc.

By:  /s/ J. Scott Enright

Name:  J. Scott Enright

Title:  EVP/GC/Sec.

Standard General L.P., on behalf of all of the funds for which it serves as investment advisor (collectively, “SG”), does hereby absolutely, unconditionally, and irrevocably guarantee to Emmis the full and complete performance and the full and prompt payment of MediaCo’s obligations pursuant to this Agreement. SG agrees that its liability pursuant to this guaranty shall be primary and not as a surety, and that in any right of action which shall accrue to Emmis hereunder Emmis may, at its option, proceed against SG without having commenced any action or having obtained any judgment against MediaCo.  SG waives notice of default in the performance by MediaCo of its obligations pursuant to this Agreement.  SG shall remain liable under this Guaranty unless specifically released in writing by Emmis.  SG hereby agrees that no delay, waiver, or accommodation on the part of Emmis in the exercise of any right, power or privilege with respect to MediaCo’s obligations shall operate as a waiver of such right, power or privilege, or as a release or diminution in the obligation of SG hereunder. SG further agrees to be bound by the following provisions of the Contribution and Distribution Agreement, dated as of June 28, 2019, by and among MediaCo, SG Broadcasting LLC and Emmis Communications Corporation, in connection with any interpretation or enforcement of this guaranty: Section 13.2 (Notices) (with SG receiving notices at the same address and other information as Purchaser thereunder), Section 13.3 (Interpretation), Section 13.9 (Governing Law), Section 13.12 (Waiver of Jury Trial), and Section 13.13 (Jurisdiction; Service of Process).

Standard General L.P., on behalf of all the funds for which it serves as an investment advisor

By:  /s/ Soohyung Kim

Name:  Soohyung Kim

Title:  Chief Executive Officer

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